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On April 27, 2026, WEX Inc. (the “Company”) hosted a virtual fireside chat in connection with its 2026 Annual Meeting of Stockholders. A transcript of the fireside chat can be found below. A copy of the investor presentation referred to during the fireside chat is attached as Exhibit 1.

Operator

Thank you for standing by, and welcome to the WEX Virtual Fireside Chat. I'd now like to turn the call over to Steve Elder, Senior Vice President of Investor Relations. You may begin.

Steve Elder

Thank you, Operator, and good afternoon everyone. Thank you for joining us. With me today are Melissa Smith, the WEX Chair and CEO, and Dave Foss, the incoming Vice Chair and Lead Independent Director.

During today’s call, we’ll be referring to a presentation we issued on April 16th. That presentation has been posted to the Investor Relations section of our website at wexinc.com and on VotewithWEX.com, and has also been filed with the SEC.

Except as otherwise noted, any references to the presentation issued on April 16th, including the information contained therein is as of the dates indicated in that presentation and does not reflect events or developments occurring after such dates.

As a reminder, we’ll be discussing non-GAAP metrics, specifically adjusted net income, which we sometimes refer to as ANI, adjusted net income per diluted share, adjusted operating income and related margin, adjusted EBITDA, and return on invested capital measurements, as well as adjusted free cash flow during our call. Please see the appendix of the presentation we issued on April 16th and our Q1 2026 earnings materials, which can be found on the Investor Relations section of our website at wexinc.com for an explanation and reconciliation of these non-GAAP measures to their most directly comparable GAAP measures. The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

I would also like to remind you that we’ll discuss forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forward-looking statements as a result of various factors, including those discussed in the press release announcing our recent quarterly financial results and the risk factors identified in our most recently filed annual report on Form 10 K and in our subsequent quarterly reports on Form 10-Q and other subsequent SEC filings. While we may update forward-looking statements in the future, we disclaim any obligations to do so. You should not place undue reliance on these forward-looking statements, all of which speak only as of today.

So with that, I’ll turn the call over to Dave to begin.

David Foss

Thank you, Steve.

Good afternoon, everybody. By way of introduction, my name is Dave Foss. I am, as Steve mentioned, the incoming Lead Independent Director for WEX. I joined the Board in November. I’m currently a member of the Nominating Governance Committee and the Audit Committee.

And previously, some of you may know, I was CEO at Jack Henry Associates and I’m currently the board chair at Jack Henry. I’m also the chair of the Nominating Governance Committee at CNO Financial, which is a public insurance provider.

So for today’s call, what I’d like to do is start out by giving you a little bit of background on our business, and then I’m going to turn it over to Melissa and ask her to talk about recent developments, recent momentum at the Company, and also, share some thoughts about our engagement with Impactive and the evolution of the Board in recent history. And then I’ll wrap it up with some commentary on Impactive and its nominees. We’ll have some question and answer at the end.

To begin, I’d like to start on page eight in the deck that you’ve been provided and just give a high-level overview of the Company and, essentially, what the business does.

First off, WEX is a global financial technology company, and I think that’s important to note that we do business all over the globe. We really operate under three primary segments, and they’re listed in the middle of the page there. The first is Mobility, the second is Benefits, and the third is Corporate Payments. What do those three segments do?

Let’s start with Mobility. Mobility is the heritage of WEX and Mobility, we do a lot of different things, but just to boil it down to the key piece of that business: It is offering fleet cards. Let’s say that you own a fleet of trucks, whether you’re a big carrier or a smaller regional carrier, and you want your drivers, when they have to refuel, you want them to have control over that process. You can contract with WEX. We issue you a set of cards that you give to your drivers. When the driver pulls into say a Chevron station, they have a Chevron branded card, and they pay using that card. What’s the advantage to the fleet owner? First off, they can manage their spend because WEX has pre-negotiated discounts on that fuel. So the fleet owner is getting a deal there. Secondly, the fleet owner can control who’s spending and where and when are they spending. Thirdly, there are built-in fraud protections because in this model, WEX operates what’s called a closed loop network, where the transaction never leaves WEX. It is managed completely by WEX. The fleet owner has control over fraud and also assurance of compliance. And again, lots of other things we do in the Mobility segment, but that’s the primary business of that piece of the business.

Second segment is Benefits. The Benefits business here too, to give an example, lots of things we do in benefits, but the primary piece is around, HSAs (Health Spending Accounts). Let’s say you own a business. You want your employees to have the ability to, to manage a health savings account. You contract with WEX. WEX enables your employees to make deposits to their HSAs, and then WEX provides the tools so when the employee has a legitimate medical expense, they can make those payments out of those HSA accounts to a legitimate medical provider. WEX provides not only the platform to make the deposits, which of course is WEX Bank, but WEX provides all of the tools to ensure compliance so that the employee isn’t paying for things out of their HSA account that aren’t allowed, given the rules around HSA accounts.

We’re gathering the deposits, we’re managing the account for the depositor. We’re enabling those transactions. We’re ensuring compliance. And of course, we have fraud tools built in there as well.

And then the third segment is Corporate Payments. So, in Corporate Payments, lots of different things here as well that we can do, but primarily this is about moving money from one commercial customer to another commercial customer. Let’s say you own a commercial business. Many commercial businesses, when they pay other commercial businesses, they’re cutting checks, paper checks, even today in 2026, sadly. But WEX enables that functionality where you can move transactions electronically. This is not payroll, so it’s not the employer or the commercial business paying an employee. This is all about the commercial business paying other businesses. It’s a broad suite of solutions all built on this foundation of moving money in a compliant fashion and providing the fraud tools and the reporting back to whoever the business is regarding the movement of that money and the movement of those transactions.

Let’s quickly flip to slide nine. Let me just highlight who the competitors are for these three segments. So first off, under Mobility, you will note that, when you listen to Impactive, Corpay is always highlighted and certainly they are the largest competitor in this segment, but there are a number of other competitors as demonstrated on this slide below Corpay. In the Benefits segment, same thing, HealthEquity, number one competitor, but a whole bunch of different competitors there. And then in Corporate Payments, a wide variety of competitors. The thing that I’ll point out to you here is note that most of those competitors are banks. So down in the bottom corner, MVB is a bank, Cross River is a bank, Capital One, many of these are banks. Why does that happen? Because it’s very common for a commercial customer when they want to move money more efficiently, they go to their banker and say, “Hey, help me move this money.” So lots of banks have created similar technology. The advantage, of course, that WEX has is we are a bank, but primarily we are a technology company. So we have a leg up on most of those banks as far as offering a more well-rounded offering and a well-rounded service.

So with that, let me turn it over to Melissa to talk about some aspects of the business and like I mentioned, recent momentum and where we are today.

Melissa Smith

Thanks Dave. As you can see on slide 11, we’re really proud of the long-term growth profile of the Company. Over the last 10 years, we’ve grown revenue 11% and EPS 17%. We’ve also delivered solid long-term growth across each of the business segments, and it’s really important to us that we’re doing that competitively in the marketplace. And you can see on slide 12. How we are outperforming our peers over a long period of time, both in Mobility and in Benefits. We also executed well in 2025, and our financial results reflect that. You can see in 2025, we recorded record revenue and record earnings.

In fact, in 2025, our adjusted EBITDA even surpassed the upside model projections that Impactive had set for the Company three years earlier. You can see that on slide 15.

And despite Impactive’s claims to the contrary, we’re also generating better returns on capital than Corpay, which you can see on slide 16. We spent a lot of time analyzing our business and returns. And one thing to keep in mind is because we own a bank, it makes the ROIC calculation more complicated than our peers. For example, we’ve got billions of dollars of HSA accounts where we earn returns on that money, but there’s really modest cost associated with that interest income. So there are customer funds, not corporate capital. Likewise, the bank funding that supports our receivables requires relatively modest corporate operating capital. So when we measure ROIC, we look at corporate capital. That is the actual capital that we’re invested in working in our business, and we exclude customer deposits and other bank funding.

And I’d remind you that there’s strategic benefits we get from WEX Bank, including really low cost of funding of our receivables and higher interest that we’re earning on our HSA deposits compared to what you’d see from a third-party bank.

Looking at the Company as a whole, we returned to growth in the third quarter of 2025 and that growth accelerated into the fourth quarter. As you can see on slide 19, the third quarter was a really important inflection point for us. And you can see that growth has just continued. In fact, last week we announced earnings for the first quarter of 2026 and we delivered year-over-year increases in revenue and adjusted earnings. Both exceeded the high end of our guidance range. Some of the things to highlight, if you look across each of our segments, we saw strong performance. In Mobility, revenue performance improved. We had revenue increases of 3.2% year over year. We did have some tailwinds with higher fuel prices in the US, but that was actually offset by international fuel price spreads. Really is a story of improving execution and it’s still a challenging market that we’re in. And we feel good about the results there.

And in Benefits, we delivered a really strong open enrollment season, which positions us well for the rest of the year. HSA accounts were up 8% year-over-year, to more than 9.4 million. And then Corporate Payments, if you look at our growth compared to prior year, revenue was up 9.3% in the quarter, and that was driven based on volume growth. We expect this momentum to continue in 2026.

Remember we just raised our guidance. We expect to have another record year of both revenue and adjusted net income per share at the midpoint of that guidance. We’ve really spent the last few years investing in our platform, which is an important point for us. The product set, the go-to market engine, the team that we have, and we’ve moved to this phase of scaling our investments. We think about last year was an investment year. This year is a scaling year. We’re now expect to see increased operating leverage, and that’s going to drive meaningful margin improvement. In fact, at the midpoint of our guide, we’re assuming 75 basis points of margin improvement in 2026, macro neutralized.

If you look at slide 21, we think that our fundamental business performance has driven, improved shareholder returns. We’ve outperformed our current and previous set of performance peers year to date since our third quarter 2025 earnings release. And over the last year on a TSR basis. And if you look over the long term, our shareholder returns have been broadly in line or even ahead of those performance peers.

That said, even with the stock up nearly 20% in the last 12 months, we’re not satisfied with the current stock price. We have more work to do to deliver the returns that you expect and that we expect and we are taking decisive action in order to make sure that we strengthen the business and position WEX for the long term. So let me talk through some of the things that we are actively doing right now.

In Mobility, we’ve launched new solutions. We increased investments in sales and marketing and that has led to a 1% improvement in the first quarter this year in new sales coming in. We’re seeing really good success in product-market fit with the products that we have in the marketplace, 10-4 being one of them. We’ve also implemented target price increases. We’ve, over the last several years, between ’24 and ’25, we implemented $70 million worth of price increases in our Mobility business and continue to do that through 2026.

In our EV business, we’ve rolled out integrated EV offerings, market leading solutions, in the mobility space, and we’re really excited about how those products are fitting in the marketplace. Albeit with not as much adoption in the US as we would like.

And then in Corporate Payments, we went through this transition with a large online travel agency customer. We’ve gone through that and you can see it in their results in the first quarter. Really strong performance post-cycle where we’re finding new areas of spend across the business and finding ways that we can use our solutions to co-innovate with our customer set. We’re also selling our corporate payments, embedded payment solutions outside of travel, in a way to continue to diversify the business and seeing really good project market fit there.

The other thing we’ve been really big believers in is AI. It’s been a really big topic in our boardroom over the last couple of years. It’s something that we’ve used in a very focused way, starting with our risk tools a couple of years ago, which has enabled us to do the work we’re doing right now in extending into small business. And then more recently we focused on product and technology. And it’s really changing the way that we’re moving products into the marketplace. It’s accelerating the speed. We talked about the fact that we have a 50% improvement in product innovation velocity in 2025. We’re able to prototype faster, test ideas with customers more rapidly, and we’re able to do that with less people.

We actually have 8% less employees now than we did in 2023. So we’re able to get more done with fewer people by re-imagining the way that work is getting done. The result of that is WEX is just more focused. We’re more resilient and we’re better positioned than we’ve ever been before. And we’re really excited about how we’re executing against our strategic plan, and how that’s translating into customer benefit and ultimately will translate into share price performance.

Now I want to talk a little bit about the engagement we’ve had with Impactive. As a Board, we’ve had constructive engagement with investors and it’s really important to us. Our Board does a lot of investor outreach. I spend a lot of time with investors as well. We welcome constructive feedback. We make sure that we have those open dialogues and we’ve done our best to be responsive to Impactive over the last five years. Our management team, our directors, we’ve engaged extensively with Impactive principals. We’ve had dozens of meetings. We’ve spent hundreds of hours reviewing Impactive analysis and evaluating its recommendations, and we’ve taken action in areas where, Impactive’s feedback was consistent with our perspective. And you can see examples of that on slide 23.

Impactive has presented ideas to the full Board, and many of our directors have met with Impactive principals in smaller groups as well. Now, in our recent discussions, Impactive has advocated primarily for two things, a spinoff or the sale of the Benefits business and a mega-stock grant.

Now, we carefully evaluated both of these proposals. as you can see on slide 24, including with the assistance of outside experts. So, with respect to the Benefits segment separation, one of the things we do each year, at the Board is we look at business configuration and have for a number of years. We also, during our strategic planning meeting, bring in outside parties, either investors or analysts that come in and speak to the Board, as well as investment bankers. And so for years, we’ve looked at business configuration. This year, the Board went deeper. We engaged not only JP Morgan, but Bank of America. So we worked with both parties to look at the proposal of breaking the Company up. The finance committee went particularly deep over a series of months, evaluating a sale, a spin, a joint venture, really any scenario that could be value creating to our shareholders.

And, ultimately, they decided that, and I would say both investment banks worked independently. They both had access to all the same information, and both independently concluded that the businesses are stronger together. Our Benefits business aligns with our strategy, our technology base, our customer focus, our organizational strengths that shares common infrastructure with the other businesses. If we were to divest the Benefits business, the RemainCo would actually have lower growth, greater customer concentration, more exposure to fuel prices. And so the RemainCo valuation issues. And is importantly significant dyssynergies when you actually started to strip out the benefits that we had with our bank that made the idea of pulling the pieces apart not attractive.

Alternatively, the Board also, in this case it was the Compensation Committee, our Leadership Development Committee, evaluated Impactive’s mega-grant idea. They conducted an in-depth review. They had independent compensation consultant look at a range of factors. Some of the things that they were looking at was internal pay equity, the investor and proxy advisor policies. They looked at history of stock performance, where mega grants have been used both before the grant and then post-grant. And ultimately decided that the compensation framework that we had was more appropriate to creating long-term shareholder valuation and, one thing of note is I am sure you’ll seen in the proxy that, the Leadership Development Committee had been moving anyway to increase emphasis on share price and my total compensation. And it’s become a bigger piece over the last several years.

And so they just instead continue to push for more TSR representation in the stock and turn down the idea of a mega-grant. I’m going to turn it back to you, Dave, to talk more about the recent engagement with Impactive.

David Foss

Thank you Melissa.

Maybe before I move forward, I do want to offer a little commentary on these items that Melissa was just sharing.

So, I mentioned at the outset here that I just joined the board in November. I’m the new guy on the WEX Board. One of the things that really struck me when I first joined the board and started to come up to speed on what had been happening was the level of engagement that the Board has had with Impactive. This isn’t just over the past month or two. This has been going on for years, and it appeared to me to have been really constructive engagement.

As Melissa highlighted, several of the ideas were implemented by the leadership team, and then a couple with thorough investigation, the Board decided not to pursue. Specifically on the spin out of Benefits, you may find it interesting that, when I started to learn about that from Melissa, I asked, “Okay, who were the bankers?” I knew that it was B of A and JP Morgan who had done the analysis. But who are the bankers? The people who actually did that analysis? Because I’ve been in this game a long time. I know a lot of bankers and sure enough, one of them, was somebody that I’ve worked with a lot. So I, shortly after that discussion, arranged a meeting to go through the analysis, just one-on-one. Help me understand why you arrived at this decision as an investment banker.

And I think it’s important for you all to remember that if you are an investment banker, the way you make money is in doing a deal, right? It’s not doing this analysis, and it’s certainly not showing up and saying, “Yeah, we don’t think you should do a deal.” The way investment bankers make money is by finding a way to get a deal done. And so to have two world class investment banks come back and say there is not an opportunity here. I think that spoke volumes to me that the idea was certainly creative, but not the right one at the right time.

So that was my initial analysis when I joined the board. So, let’s talk about what we’ve been doing here in the recent past.

I’ll flip you to page 26 in our deck. We’ve had a lot of engagement since February.

Of course, February was when Impactive submitted their notice of nomination. Since that time, we’ve engaged regularly with Impactive. I personally have been having those conversations.vOn 26, the progression of the settlement offers that we’ve made. We, at the board level, have been very focused on trying to come to a reasonable settlement with Impactive and ensure that we did the right thing for the Company and for the shareholders. Our proposals have been rejected.

And, of course, there’s this focus not only on removing our Chair and CEO from the Board, but also the chairs of two of our committees to replace with two Impactive candidates. And so it’s a very disruptive proposal that’s been made by Impactive. And with that in mind, we’ve really been trying to be constructive about coming up with something that might be mutually agreeable.

If you slide forward to page 27. This is something too that impressed me about this Board when I first joined. I didn’t realize the level of refresh that the board has gone through in the last several years. So you’ll see several people that have been added in the last five, six years, and then those that have rolled off through a normal retirement generally. I think it’s a really healthy progression that this board has been through over the last several years to ensure a strong board going forward to ensure that there is not entrenchment at the board level, people protecting their jobs and that kind of thing. I think it’s been a really healthy initiative by the governance committee and by the Board overall to ensure that we’re doing the right things at the governance level.

I would also like to point out, so if you move to slide 29. We, as a part of this process in engaging with Impactive, we did the normal interview process with the three candidates that were proposed. So, as opposed to just saying no, we ran through our normal governance process. We do team interviews. So one team was Nancy Altobello who’s our governance chair. The other team was Melissa with Susan, who was on the Governance committee. We conducted full interviews of all of the candidates just to make sure that we knew who they were and how they might be as a fit on our Board. And I think those were good, solid conversations.

The challenge was that Kurt and Ellen, who of course were the other, proposed candidates and are currently on the slate for Impactive. They were, essentially additive to what we already had on the Board or duplicative to what we had on the Board, already. Both good people, I think good potential Board members, but not additive or some really, extensive skillset that we didn’t already have.

I think it’s also important to point out there’s been this idea that Ellen, because of her strong banking background, and of course my entire career was in service of banks. So I knew of Ellen and had worked with her bank, CIT Bank, in New York extensively. I think there’s this idea that Ellen, because of her banking background, is going to be additive to the bank board. And I think we need to be clear about the fact that the bank board is a separate entity.

The corporate board is an entirely separate entity from the bank board. And if you sit on the corporate board, you don’t sit on the bank board. And we have to comply with FDIC rules and regulations around that. So, I think that’s an important distinction, that I want to make sure we’re clear on.

But, so in an effort to try and resolve all of this, we talked to Impactive about potentially adding one of the independent directors. Shortly after, because Impactive wasn’t amenable to that idea, we went back and said we’ll add two of the independent directors. Again, Impactive wasn’t amenable to that. And so, we are where we are today. So I think it’s important for you to know why then for Lauren in particular, why there has been this position that we didn’t want to add Lauren to the Board. And we tried to highlight that in the deck on page 30. I’m not going to go through this in a lot of detail, but I think it is important that for you all to know that we took this very seriously. We know that this is a public debate and we took this very seriously. This is not a “we don’t like you” campaign. This was a thoughtful analysis of Lauren as a board member. And we tried to be diligent in ensuring that if we were to recommend to the shareholders that Lauren should join the Board, it was a recommendation that would be made the way we would do that with any other potential candidate.

So let me take you to slide 31 and, just do a little summarization of where we stand.

So I think it’s important if you listen to what Melissa was just talking about, it’s important to recognize that our strategy is delivering results. Today we have just discussed record revenue, record net income per share. Our product innovation is faster than it’s been. Melissa has highlighted that. We’re executing on strategic initiatives today. We’re exceeding the projections that Impactive made in 2022 for us as a company in 2025, 2026. And so I think the Company is executing, executing well.

Certainly we’re not satisfied with the stock price. We understand that, but I think it’s also important to recognize that in our sector, the payment sector, many companies have been, kind of going sideways here for a little while. And, so I think the Company is performing well.

And so the thing I would highlight is this is not a broken company. This is a company that is functioning well with terrific leadership and, is delivering for our customers, and, long-term for our shareholders. Likewise, I would emphasize this is not a broken board. So the Board and management have engaged constructively with Impactive for a significant period of time. And I think it’s important to note that the board is not entrenched. They are not trying to protect their jobs. As I pointed out, with all the refreshment that’s happened here in the past few years. This is a Board that is trying to practice good governance and make sure that we’re managing the Company or providing oversight that is proper for this Company.

And I would, again, highlight what I said earlier. A vote for the Impactive candidates removes not only our CEO from the board, but it removes two of our chairs from the Board. And I think that’s very significant to remember, very disruptive to the board for people who really have done a pretty good job for the shareholders over time and people that are engaged with the Company and trying to ensure proper oversight for this for this terrific company.

So with that, I think we’ll, end the prepared remarks, and I know we have some Q&Ato run through, and so I’ll turn it back to Steve.

Steve Elder

Yeah, thanks Dave. So we just gathered up some questions here that investors have been asking. So first one, Melissa.

Why don’t you use your proxy peers in any of the TSR comparisons like Impactive did?

Melissa Smith

Like many publicly traded companies, we actually have two peer groups and we use them for different reasons. We use our compensation benchmarking peers, and that’s what Impactive is referring to as our proxy peers. We use that to benchmark executive compensation. So we think of that as those are companies where we compete for talent, but it’s not intended to be used to measure performance.

We also have a separate set of peers, which we call our performance peers, which are listed in our proxy statement. This group includes companies that we compete in the marketplace for investor capital. Some of the companies also have similar macroeconomic forces. We think that’s a better benchmark.

And what we have used historically as a comparison, Just to note, we actually started using the performance peer group in 2021. So we used a group that we had put together talking to investors years ago, we used it in ’21, ’22, ’23, ’24. And then in ’25, we engaged an outside firm to come up and professionalize that, to come up with their list of performance peers to used. And we use that to consider our TSR performance against and so we have altered it, but only to make it that much more reflective of the Company and those that either we compete with on shareholder money or have similar market dynamics as we do.

Steve Elder

Excellent.

The second one here also, I guess for you, Melissa. Why do you think your return on invested capital calculations are so different from Impactive’s?

Melissa Smith

It’s a great question. Our ownership of the bank makes the ROIC calculations more complicated than our peers.

I said this earlier, but we’ve got billions of dollars in deposits in HSA accounts and we earn right now about 5% returns on that money. But we have very little costs associated with the interest income. So they’re customer funds, they’re not corporate capital.

If you look at how Impactive calculates ROIC for Corpay, they exclude interest costs and the cost associated with their securitization facility that funds their working capital. We don’t use a securitization facility. We use our bank because the funding cost is lower. If you exclude the bank, that makes the comparison to Corpay apples to apples. Impactive’s just not properly accounting for the WEX bank. And that boosts ROIC when done correctly.

Impactive thinks the bank is a drag on ROIC and frankly, it’s just wrong. You actually don’t see ROICs as a measure in banks for that reason. And so what we’re doing is stripping that out. But the other thing I’d say is like, when Impactive presented at the Sohn Conference in 2022, they agreed with us that we generate great returns on capital. They, Impactive, they pegged our ROIC at that point in time at 20% plus.

And, the other thing that we thought think a lot of is, how does our WACC, compare, as well as ROIC. And when you look at our WACC, according to Bloomberg, it’s lower than Corpay’s. So we’re actually creating greater economic value for our shareholders. So our WACC actually doesn’t need to be as high because we’ve got a better spread. However, the ROIC is comparable and our WACC is lower.

The other adjustments we make to EBITDA are stock-based compensation in foreign exchange. Those are really common. And, when we present ROIC analysis using NOPAT, which includes stock-based comp and amortization, the conclusion is similar. So we’ve done this a couple of different ways. We’re showing it to give you a comparison, to Corpay because that’s where Impactive has made the comparison. And we compare well.

Steve Elder

Great.

Dave, let’s get you involved here. Is RAMP really a competitor and if they are a competitor, why were they not identified in our most recent 10-K? And does the fact that Lauren’s husband or spouse run a VC fund that owns a stake in Ramp, does that really disqualify her from serving on the board?

David Foss

Yeah, so RAMP is definitely a competitor. This is not some tactic.

So let me just tell the story a little bit about Ramp. The Company was aware of Ramp, but RAMP is a startup company, right? It’s a small company, but it is growing very quickly.

When it comes to the topic of why didn’t you disclose this in your 10-K. For any company of any size, it’s almost impossible to disclose every single company. I know that we had that challenge at my company when I was running it, trying to identify every single possible little company, startups that oftentimes begin business and then they’re gone. But we were aware of Ramp. And, I think the significant thing here to note is that Ramp on their website identifies WEX as a competitor. So whether it was in our 10-K or not, they believe we’re a competitor and they have sent mailers out, email solicitation to WEX customers indicating that they have a history of displacing WEX customers with their solution.

So they freely admit that WEX is a competitor.

Okay. So then how big is this competitive stake? Of course, we don’t know exactly how much the investment is. We believe it’s one of Lux’s largest, most profitable investments. Lux, of course, is a VC firm, co-founded by Ms. Taylor Wolfe’s, spouse. And right now, we estimate the stake to be more than $300 million. So it’s a significant stake, if our estimation is correct, that the family has in this company.

I think what’s notable about Ramp, again, we knew about Ramp, but it’s, what’s notable here is that it was another one of our investors who came to us and said this seems concerning that one of the two partners at Impactive is so heavily invested in this competitor and this investor said, we think you need to get more, more serious about this.

So, it’s, very interesting to me that an investor had that level of concern that they would come to Melissa and myself and want us to make sure that we were being sensitive to this. So why does this matter?

Well, if you’ve ever been in a corporate Boardroom, of course you know that there is sensitive information, highly sensitive information being discussed all the time regarding competitive strategy and pricing and product roadmaps and all of that type of information. And so that’s something that is a heightened level of concern for us to have somebody in the boardroom who has such a significant economic investment in a rising competitor, as the situation is with RAMP today.

So that’s why we took the position we did. It is not that we’re trying to be petty about something. We believe this is a significant competitive concern and something that we needed to raise to the level of awareness.

Steve Elder

So Dave, I’ll stick with you for a second. We did offer, you did offer two of Impactive’s nominees, Kurt and Ellen, to the Board. So wouldn’t that kind of imply that you think that they would be additive to the Board and why do we think they aren’t the right fit now?

David Foss

Yeah, we did that move, as I alluded to earlier, we did that move in the spirit of trying to be, cooperative, productive with conversations with Impactive trying to bring this to a resolution.

As I said, we think there’s a lot of duplication in the skills. Having another person on the Board with the same skills, is that detrimental to the Board? I would say not. Particularly with Ellen, she’s an accomplished director. She has a lot of experience so having somebody like that in the boardroom, that’s not a negative.

But what really is concerning is the idea of replacing our existing directors and especially our CEO who is on the board. The idea of replacing our CEO on the Board with somebody who doesn’t bring the experience that the directors that we have today to the board, that’s where the concern is.

So we offered, in the spirit of being constructive and trying to resolve this, we offered to put those two folks on the Board. As I mentioned earlier, that offer was rejected by Impactive.

Steve Elder

All right, Dave, I’m going to go back to you for one more and then I’ll give you a break.

We say that the Impactive nominees and their experience largely overlaps with other directors, but wouldn’t you say something is also similarly true with Nancy Altobello?

David Foss

I wouldn’t.

So Nancy, if you read through her CV, she has extensive experience that is different from either of those candidates. She was Global Vice Chair at Ernst and Young, brings audit, accounting experience, CPA credentials and human capital perspective because of her role at EY over the years. And so she has an entirely different and more expansive CV, I think than the candidates that Impactive has proposed. She’s also on the board of two other multi-billion dollar public companies and is chairing other committees on her other boards. So she brings a lot of experience in a lot of desirable areas, things where we really need that experience on our Board.

So we think that, replacing Nancy with one of the Impactive nominees is a loss of critical expertise and continuity and introduces risk at a time where we don’t need risk, we are building momentum. And, we think that, Nancy’s doing a great job.

Steve Elder

Alright.

So Melissa, it seems like there’s a lot of directors from New England that are on the Board. Doesn’t that kind of suggest it’s a little bit insular? For example, Steve Smith, is he only on the Board because he lives in Maine or happens to be a friend?

Melissa Smith

When the Board started, it was mostly New England-based. But now the majority of our directors actually reside outside of New England. Dave’s a great example of that.

And each director goes through a really thoughtful process. We start with creating a spec of what we want for the next board member, and that’s driven based on the governance committee. And then based on that spec, we go into the marketplace and find somebody who has the appropriate, skills and background and, it has nothing to do with, with their geography. If you look at the profiles across our Board, they’ve lived and worked across the country. Some of them have lived and worked outside of, the United States and a really great, mix of experience.

In respect to Steve, it is ironic because Steve moved to Maine from China. He is originally from New York. He was approached in 2018 by WEX then-chair, so Mike Dubyak, and Vice Chair Row Moriarty to join the Board in 2019. He was vetted by the entire Board at the time.

And he had a lot of global experience and had moved to Maine to go through a transformation at L.L. Bean and, has been really successful as their CEO over the last 10 years. His experience is unique and he is a really great contributor to the Board and has made a number of changes in his period of time since 2023 when he has been Compensation Chair, which are quite shareholder friendly. And so I think it’s interesting to have someone say that and it’s actually quite insulting.

Steve Elder

That’s all we have for right now, but if any shareholders have anything that they want to ask further, they can please just feel free to email me.

Thank you all for attending.

Exhibit 1

Fireside Chat April 27, 2026

Page 2 Melissa Smith Chair, CEO, and President David Foss Vice Chair and Lead Independent Director Designee Today’s Speakers

Investor Presentation

Important Information Forward - Looking Statements and Risk Factors This communication contains forward - looking statements including, but not limited to, statements regarding plans, goals, expectations and objectives. Any statements in this communication that are not statements of historical facts are forward - looking statements. When used in this communication, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain such words. Forward - looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward - looking statements, including, but not limited to, the risks and uncertainties identified in Item 1A of our Annual Report on Form 10 - K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2026 and subsequent filings with the SEC. The forward - looking statements speak only as of the date indicated or as of this presentation and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward - looking statements as a result of new information, future events, or otherwise. Non - GAAP Information This presentation includes the presentation and discussion of certain non - GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted operating income and related margin, Adjusted EBITDA, and ROIC measurements as well as adjusted free cash flow. These measures should be reviewed in conjunction with the most comparable GAAP financial measures and should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. For additional important information and disclosure regarding our use of Non - GAAP measures, including an explanation and reconciliation of these non - GAAP measures to their most directly comparable GAAP measures, please see the appendix of the presentation we issued on April 16th and our Q1 2026 earnings materials, which can be found on the Investor Relations section of our website at wexinc.com. Page 4 Important Additional Information and Where to Find It The Company has filed a definitive proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the Company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov . Copies will also be available at no charge by clicking the “SEC filings” link in the “Financials” section of the Company’s website at https://ir.wexinc.com/ . Note: Unless otherwise noted, all financial numbers, metrics, figures, and statistics referenced in this presentation reflect the full year 2025 period and may have changed during 2026. We undertake no obligation to update this information in this presentation in light of new information, future events or otherwise, and instead refer you to our filings with the Securities and Exchange Commission and our quarterly earnings materials made in respect to subsequent periods. The Company rounds amounts in the condensed consolidated financial statements to millions within tables and text (unless otherwise specified) and calculates all percentages and per - share data from underlying whole - dollar amounts. Thus, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Throughout this presentation, permission to quote was neither sought nor obtained.

# Overview of WEX Inc. (NYSE: WEX)

**WEX is a global financial technology company guided by a clear purpose: to simplify the business of running a business**

- We create solutions that enable our customers to make, monitor and manage payments, helping them save time and money and make better decisions
- Our solutions span three large, growing markets — **Mobility, Benefits** and **Corporate Payments** — where reliability, compliance and control are critical; across these markets, our scale, proprietary data and payments expertise provide a strong, durable competitive advantage
- Our three reportable segments share a common backbone, including foundational technology, a global compliance infrastructure and WEX Bank, our banking subsidiary, which provides access to lower-cost funding and enables us to earn higher returns than our peers on the custodial assets in our Benefits business
- We believe our platform creates operating leverage, lowers unit costs and drives innovation across the enterprise

## 2025 Revenue by Segment ($M)


$477
$2.66B
$1,386
$797
Mobility
Benefits
Corporate Payments

## 2025 Revenue by Type ($M)


$275
$236
$1,143
$321
$2.66B
$686
Payment Processing
Account Servicing
Finance Fees
HSA Interest
Other Revenue

## Summary Data

| | |
|---|---|
| Market Capitalization ($M)[1] | $5,108 |
| Debt ($M)[1,2] | $3,753 |
| Corporate Cash ($M)[1] | $122 |
| Enterprise Value ($M)[1] | $8,742 |
| 2025 GAAP Net Income per Diluted Share[3] | $8.47 |
| 2025 Adj. Net Income per Diluted Share[3] | $16.10 |
| P/2025 Adj. Net Income per Diluted Share[1,3] | 9.5x |
| Employees[1] | ~6,600 |

Source: FactSet and Company filings. [1] Data as of December 31, 2025. [2] Debt excludes FHLB Advances held at WEX Bank.
[3] See appendix for a reconciliation of GAAP net income per diluted share to non-GAAP adjusted net income per diluted share.

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We Compete with a Broad Range of Companies in Each of Our Segments Page 9 Primary public company competitor Other competitors Our most direct peers in our Mobility and Benefits segments are Corpay and HealthEquity, respectively, but there is no single direct peer for our Corporate Payments segment, and we compete with a broad range of other companies Mobility Benefits Corporate Payments No single direct peer

Our Strategy Has Driven Long - Term Growth Page 11 Adjusted Net Income per Diluted Share 1 Source: Company filings. 1 See appendix for a reconciliation of GAAP net income per diluted share to non - GAAP adjusted net income per diluted share. 17% CAGR Total Revenue ($B) 11% CAGR

We Have Delivered Solid Growth Across Each of Our Segments Page 12 Source: WEX, Corpay and HealthEquity filings. 1 Refers to “Payment Processing Transactions” for WEX and “Fuel Transactions” from 2019 to 2021 and “Fleet Transactions” from 2022 to 2025 for Corpay. 2 Data based on the fiscal years ending December 31, 2019 and December 31, 2025 for WEX, and January 31, 2020 and January 31, 2026 for HealthEquity. 3 Because there is no good single comparator for our Corporate Payments segment, we show absolute growth only. Mobility Number of Fueling Transactions Pre - Pandemic to 2025 (2019 - 2025 CAGR) 1 Corporate Payments Purchase Volume CAGR 3 Pre - Pandemic to 2025 Benefits Number of SaaS Accounts Pre - Pandemic to 2025 (2019 - 2025 CAGR) 2 We have grown transaction volume faster than our closest Mobility peer… …and SaaS accounts faster than our most direct Benefits peer… …while delivering solid growth in our Corporate Payments segment on an absolute basis Reflects transition of large customer to a different business model

Despite These Headwinds, We Exceeded Impactive’s Own Upside 2025 EBITDA Projections Issued Publicly by Impactive in 2022 Page 15 1 Source: Impactive Capital Sohn Investment Conference Presentation, June 6, 2022. Impactive calculations assume each segment shares unallocated corporate expenses proportionally based on its share of 2025E EBITDA. 2 Refers to segment net income (loss) adjusted to exclude interest charges, income tax expense, depreciation and amortization, non - cash stock - based compensation and other unusual items, with unallocated corporate expenses apportioned to each segment based on its proportional share of EBITDA. See appendix for a reconciliation of GAAP Net Income to non - GAAP Adjusted EBITDA. 3 Calculated as the PPG impact to net revenue of +/ - $0.10/Gal (+/ - $20M of revenue), multiplied by the difference in Average U.S. Fuel Price between 2025 and 2022 ($4.46/gal - $3.32/gal = $1.14/gal) multiplied by 85% (reflecting an 85% pass - through to operating income), equal to approximately $194M. Excerpts from Impactive Capital June 2022 Sohn Investment Conference Presentation 1 Adjusted 2025 EBITDA 2 ($M)

# Our ROIC Is Comparable to That of Corpay

After normalizing for WEX Bank deposits, and in the case of Corpay, securitizations, our returns on invested *corporate* capital are comparable, and in some cases higher, than Corpay's, despite Impactive's claim to the contrary

**Return on Invested Capital**
Based on Adjusted EBITDA[1]



23.6%
24.8%
24.7%
24.6%
25.8%
23.5%
9.3%
9.8%
8.2%
8.9%
7.9%
8.9%
2023
2024
2025
WEX
Corpay
WEX WACC2
Corpay WACC2

**Return on Invested Capital**
Based on Net Operating Profit After Tax (NOPAT)[1]



10.9%
15.7%
12.9%
15.0%
13.4%
13.5%
9.3%
9.8%
8.2%
8.9%
7.9%
8.9%
2023
2024
2025
WEX
Corpay
WEX WACC2
Corpay WACC2

WEX's economic value added — the difference between ROIC and WACC — is higher than Corpay's

Source: WEX and Corpay filings.
[1] See appendix for a reconciliation of GAAP net income to non-GAAP adjusted EBITDA and non-GAAP net operating profit after tax, and an explanation of the ROIC calculation. Although Corpay may disclose EBITDA, Adjusted EBITDA and ROIC measurements or similar non-GAAP financial measures, such non-GAAP financial measures, may be calculated differently from how WEX calculates its non-GAAP financial measures. [2] Source: Bloomberg.

Page 16

We Have Also Accelerated Growth Across Our Organization Page 19 Total Revenue Year - Over - Year Growth Total Volume Year - Over - Year Growth Source: Company filings.

Our Improvement is Reflected in Our Recent TSR Outperformance Page 21 Source: Bloomberg. Note: See appendix for peer group constituents. Peers that are no longer publicly traded are excluded from calculations. Peer data refers to median. 1 Data ending as of April 14, 2026. 2 From October 29, 2025. Year - to - Date TSR 1 TSR Since 3Q25 Earnings 1,2 1 - Year TSR 1

# We Have Taken Actions That Were Aligned with Many of Impactive's Ideas

The Board evaluated all of Impactive's ideas and acted consistently with many of them

| Impactive's Recommendation | WEX's Actions | Addressed Impactive's Concerns? |
| --- | --- | --- |
| **Improve margins via cost rationalization and pricing initiatives** | • We implemented targeted pricing increases in Mobility in 2024 and 2025, generating approximately $70M in anticipated incremental revenue<br>• We've delivered $110M+ in run-rate net cost savings since the end of 2022 and announced $50M in anticipated additional cost savings embedded in our 2026 plan<br>• We anticipate further savings through AI-driven automation and tech stack modernization | ✓ |
| **Repurchase stock** | • We have returned over $2B to shareholders through share repurchases since 2020, reducing our outstanding share count by approximately 20%<br>• The Board has consistently deployed capital toward buybacks when determined to be in the best interests of all shareholders, and we expect it to continue to do so as part of our disciplined capital allocation framework | ✓ |
| **Address risks associated with the electric vehicle transition** | • We launched a new WEX Fleet card in January 2026 integrating traditional fuel and EV charging payments across ~175,000 public charging ports, enabling customers to manage mixed-energy fleets on a single account with unified reporting and controls<br>• We enhanced our proprietary closed-loop network to broadly cover U.S. EV charging locations; embedded RFID technology eliminates the need for a separate EV charging card, directly addressing fleet electrification complexity | ✓ |

Page 23

Impactive’s Other Prior Ideas Were Not in the Best Interests of the Company Page 24 WEX’s Response Impactive’s Idea • In May 2025, the Board conducted a comprehensive portfolio assessment drawing on both internal expertise and two independent global investment firms, Bank of America and J.P. Morgan; based on this review and additional work conducted by J.P. Morgan over several months, the Board concluded that our businesses are stronger together • Our businesses share common technology, capabilities and infrastructure, and provide exposure to large, growing and operationally complex markets where we believe our scale, payments intelligence and proprietary data provide us with a strong, durable competitive advantage • Importantly, we benefit from WEX Bank across the segments • A separation would leave WEX with lower growth, less scale, greater earnings volatility and reduced access to the low - cost capital WEX Bank provides across the enterprise Spin - off or sell Benefits • The Board and its independent compensation consultant carefully reviewed Impactive’s “mega - grant” proposal in early 2025 and determined it was not in the best interests of our shareholders • We believe a “mega - grant” of the kind Impactive has proposed would be unnecessarily dilutive to shareholders, undermine internal pay equity and potentially encourage excessive risk - taking • In our view, WEX’s existing compensation program achieves the same goal of promoting alignment with shareholders and incentivizing shareholder value creation; 93% of CEO target total compensation for 2025 was performance - contingent, with an emphasis on absolute and relative stock price performance Award a “mega - grant” of equity to the Company’s CEO

We Have Made a Good Faith Effort to Resolve Impactive’s Proxy Contest Impactive has refused to accept reasonable resolutions to accomplish its stated aim of additional Board refreshment Page 26 Impactive’s Second Counterproposal WEX’s Second Proposal Impactive’s Counterproposal WEX’s Initial Proposal 1 2 1 1 1 0 1 0 0 1 0 0 Impactive Candidates Joining Impactive Principals Joining Incumbent Directors Departing Split the Chair and CEO roles - - - Other Items In our March 18 offer, we proposed a resolution that would achieve Impactive’s aim of Board refreshment… …but Impactive insisted that the Board appoint an Impactive principal We then offered further concessions: another director joining, and a director departing… …but Impactive introduced a new demand: a separation of the Chair and CEO roles

We Have Actively and Regularly Refreshed the Board Over the Last Several Years Page 27 Total Directors Joining: 6 Total Directors Departing: 8 Jim Groch May 2020 Derrick Roman Jun. 2021 Aimee Cardwell Dec. 2023 David Foss Nov. 2025 Jeb Bachman Jun. 2021 Bhavana Bartholf Sep. 2022 Regina Sommer May 2024 Rowland Moriarty May 2020 Michael Dubyak May 2020 Shikhar Ghosh May 2026 Jack VanWoerkom May 2026 James Neary May 2026 Nancy Altobello Jun. 2021 Bhavana Bartholf Jun. 2021 Rotated key committee chairs 1 May 2023 1 Note: The Board rotated the Chairs of the Audit, Leadership Development and Compensation, Nominating and Governance and Technology and Cybersecurity Committees in May 2023, and the Chair of the Finance Committee in May 2024. 2 Effective as of the 2026 Annual Meeting. Rotating Vice Chair / Lead Independent Director role 2 May 2026 2026 2025 2024 2023 2022 2021 2020

Impactive’s Nominees Are Not the Right Fit Page 29 Ellen Alemany Lauren Taylor Wolfe • Limited exposure to WEX’s fleet and travel businesses • No public company board experience • Expertise largely overlaps with, and is not differentiated from, that of our directors • Said in interviews that he respected our Chair / CEO and did not think she should be replaced • Background is primarily in traditional commercial banking, with little (if any) exposure to technology - enabled payments platforms • Limited exposure to high growth fintech innovation, embedded payments or software - driven business models central to WEX’s strategy • Capital markets experience is largely duplicative with WEX’s directors • Said in interviews that she respected our Chair / CEO and did not think she should be replaced • Third - party feedback raises concerns about her boardroom conduct and judgment • Spouse runs an investment firm with a significant investment in one of WEX’s competitors • Ms. Taylor Wolfe and Impactive have displayed a troubling inattention to industry regulations, failing to seek or obtain bank regulatory approval in connection with their proxy contest • Impactive has a three - to - five - year investment horizon, and it has already owned WEX’s stock for five years; Ms. Taylor Wolfe’s duties to her fund and its investors could create misaligned incentives to support short - term gains, at the expense of long - term value Kurt Adams

# We Have Serious Concerns About Whether Ms. Taylor Wolfe Would Be a Suitable Fiduciary

Our reluctance to add Ms. Taylor Wolfe to our Board is the result of diligence

| | | |
|---|---|---|
| 1 | **Questionable conduct on a prior board** | • Individuals familiar with Ms. Taylor Wolfe's conduct on a prior board, including a former colleague on that board, proactively and independently approached the Company to share their concerns regarding Ms. Taylor Wolfe<br>• We heard from a former fellow director and bankers that she engaged in unauthorized communications and activities with third parties<br>• Ms. Taylor Wolfe has still not responded on the substance of these findings; we cannot recommend her candidacy with these unanswered reports in hand |
| 2 | **Clear conflicts of interest** | • Ms. Taylor Wolfe's spouse runs Lux Capital, a venture capital firm with a significant stake in Ramp – a direct competitor with a product line that includes fleet fuel cards, corporate payments and other solutions that overlap with WEX's<br>• Seating Ms. Taylor Wolfe on the WEX Board would create an untenable conflict, potentially exposing confidential competitive strategy to a firm with a large financial stake in one of WEX's direct competitors |
| 3 | **Inattention to regulatory oversight** | • Impactive failed to address the potential bank regulatory issues relating to its proxy contest and both the FDIC and UDFI had to reach out to Impactive to inquire<br>• Impactive's failure to consider our regulatory status raises serious concerns about its appreciation of the importance of our relationships with our regulatory authorities, especially because we are currently subject to a consent order with the FDIC<br>• We do not believe Impactive has yet satisfied the regulators that it can proceed without an application |
| 4 | **Misaligned time horizon** | • Impactive's stated investment horizon is three to five years; it has already owned WEX stock for more than *five* years<br>• Over the past year, Impactive has significantly reduced its position, selling over 30% of its position<br>• Ms. Taylor Wolfe's obligations to her fund create a risk that she would prioritize near-term gains or liquidity events over sustainable long-term value creation |

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Shareholders Should Support the Board’s Nominees Page 31 • Over the last several years, we have actively refreshed the Board to ensure that we maintain the right mix of skills, independence and relevant experience • The incumbent directors possess deep expertise in areas that are directly aligned with our strategy and a healthy mix of fresh perspectives and institutional knowledge • The Board and management team have engaged constructively with Impactive, objectively considered Impactive’s suggestions and independently implemented initiatives consistent with Impactive’s feedback • Electing Impactive’s candidates would result in the removal of our Chair / CEO and two committee Chairs who have played a vital role in guiding our strategy and execution, introducing unnecessary risk and potentially disrupting our recent progress • Ms. Taylor Wolfe has concerning references, significant conflicts of interest, a lack of appreciation for our regulatory status and a misaligned time horizon • Our improved execution and momentum underscore that our strategy is working • In 2025, we delivered record revenue, net income per share and adjusted net income per share 1 and made significant progress on our strategic initiatives, increasing the pace of product innovation by more than 50%; notably, we exceeded the projections made by Impactive in 2022 • Our ROIC exceeds our WACC and has been comparable to that of Corpay, the company Impactive frequently compares us against • Over the last ten years, we have compounded revenue and adjusted net income per share 1 at double - digit rates, and we have grown transactions in our Mobility segment and accounts in our Benefits segment faster than our closest peer in each of those businesses • While we are not satisfied with our stock price, we have outperformed the median of our 2025 Performance Peers in recent periods and performed broadly in line with peers over the longer term • In 2026 , we intend to scale the businesses further and build upon our recent momentum ; we have guided to continued growth in revenue and adjusted net income per share 1 See appendix for a reconciliation of GAAP net income per diluted share to non - GAAP adjusted net income per diluted share. Our Strategy is Delivering Results Our Board is Best Positioned to Continue to Oversee Our Strategy

Q&A

# Appendix: Non-GAAP Reconciliation

## Reconciliation of GAAP Net Income Attributable to Shareholders per Diluted Share to Adjusted Net Income Attributable to Shareholders per Diluted Share

| (Unaudited) | Year Ended December 31, | | | | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | 2010 | 2013 | 2015 | 2016 | 2017 | 2018 | 2019 | 2020 | 2021 | 2022 | 2023 | 2024 | 2025 |
| **Net income (loss) attributable to shareholders per diluted share (GAAP)** | **$2.25** | **$3.82** | **$1.96** | **$0.57** | **$3.71** | **$3.86** | **$2.26** | **$(5.56)** | **$—** | **$4.50** | **$6.16** | **$7.50** | **$8.47** |
| Unrealized loss (gain) on financial instruments | $0.44 | $0.14 | $0.93 | $(0.19) | $(0.03) | $(0.06) | $0.79 | $0.62 | $(0.86) | $(1.86) | $0.70 | $0.01 | $(0.02) |
| Net foreign currency loss (gain) | $— | $— | $0.15 | $0.23 | $(0.73) | $0.89 | $0.02 | $0.59 | $0.27 | $0.51 | $(0.11) | $0.63 | $— |
| Acquisition-related intangible amortization | $0.29 | $0.85 | $1.23 | $2.39 | $3.57 | $3.17 | $3.64 | $3.90 | $4.01 | $3.81 | $4.25 | $4.89 | $5.34 |
| Other acquisition and divestiture related items | $— | $(0.02) | $0.11 | $1.24 | $0.12 | $0.10 | $0.86 | $1.32 | $0.81 | $0.40 | $0.15 | $0.29 | $0.25 |
| Legal settlement | $— | $— | $— | $— | $— | $— | $— | $3.71 | $— | $— | $— | $— | $— |
| Stock-based compensation | $— | $0.24 | $0.32 | $0.48 | $0.71 | $0.81 | $1.09 | $1.50 | $1.70 | $2.25 | $3.04 | $2.71 | $2.88 |
| Other costs | $— | $(0.04) | $0.28 | $0.34 | $0.26 | $0.31 | $0.57 | $0.31 | $0.52 | $0.86 | $1.05 | $1.19 | $0.71 |
| Vendor settlement | $— | $— | $— | $0.38 | $— | $— | $— | $— | $— | $— | $— | $— | $— |
| (Gain) loss on sale of subsidiary | $— | $— | $(0.03) | $— | $(0.49) | $— | $— | $1.06 | $— | $— | $— | $— | $— |
| Impairment charges and asset write-offs | $— | $— | $— | $— | $1.02 | $0.13 | $— | $1.22 | $— | $3.05 | $— | $— | $0.28 |
| Debt restructuring and debt issuance cost amortization | $— | $— | $0.08 | $0.31 | $0.24 | $0.32 | $0.48 | $0.91 | $0.48 | $0.39 | $2.06 | $0.39 | $0.23 |
| Change in fair value of contingent consideration | $— | $— | $— | $— | $— | $— | $— | $— | $0.88 | $3.11 | $0.20 | $0.16 | $0.08 |
| Non-cash adjustments related to tax receivable agreement | $0.01 | $— | $(0.06) | $0.01 | $(0.35) | $0.02 | $(0.02) | $(0.01) | $— | $— | $— | $— | $— |
| ANI adjustments attributable to non-controlling interests | $— | $— | $0.13 | $(0.06) | $(0.04) | $(0.03) | $1.21 | $(0.98) | $2.91 | $(0.77) | $— | $— | $— |
| Tax related items | $(0.23) | $(0.41) | $(0.83) | $(1.93) | $(2.67) | $(1.24) | $(1.71) | $(2.47) | $(1.58) | $(2.59) | $(2.59) | $(2.47) | $(2.13) |
| Dilutive impact of stock awards | $— | $— | $— | $— | $— | $— | $— | $(0.06) | $— | $— | $— | $— | $— |
| Dilutive impact of convertible debt | $— | $— | $— | $— | $— | $— | $— | $— | $— | $(0.13) | $(0.10) | $— | $— |
| **Adjusted net income attributable to shareholders per diluted share** | **$2.75** | **$4.58** | **$4.26** | **$3.78** | **$5.32** | **$8.28** | **$9.20** | **$6.06** | **$9.14** | **$13.53** | **$14.81** | **$15.28** | **$16.10** |

21 Reconciliation of GAAP Net Income and Net Income per Share to Non - GAAP Adjusted Net Income and Adjusted Net Income per Share Three Months Ended March 31, per diluted share 2025 2026 per diluted share ($M except per share data) 1.81 71.5 $ $ $ 77.7 $ 2.22 Net income attributable to shareholders (0.01) (0.4) — 0.2 Unrealized loss (gain) on financial instruments 0.08 3.1 (0.13) (4.6) Net foreign currency (gain) loss 0.02 0.8 0.02 0.7 Change in fair value of contingent consideration 1.21 47.8 1.31 45.8 Acquisition - related intangible amortization 0.06 2.5 0.03 0.9 Other acquisition and divestiture related items 0.34 13.3 0.85 29.6 Stock - based compensation 0.38 14.8 0.29 10.2 Other costs 0.06 2.2 0.07 2.5 Debt restructuring and debt issuance cost amortization (0.44) (17.2) (0.50) (17.6) Tax related items 3.51 138.4 $ $ $ 4.15 $ 145.3 Adjusted net income attributable to shareholders Non - GAAP Reconciliation Q1’26

Appendix: Non - GAAP Reconciliation Year Ended December 31, (Unaudited) 2025 2024 2023 2013 ($M) $ 304.1 $ 309.6 $ 266.6 $149.2 Consolidated net income 349.5 340.0 288.8 33.7 Operating and financing interest 116.1 108.2 102.2 90.1 Income tax expense 331.1 321.3 276.2 58.2 Depreciation and amortization expense $1,100.9 $1,079.1 $933.8 $331.2 EBITDA 100.3 112.2 127.0 9.4 Non - cash stock - based compensation 58.2 98.7 126.5 5.6 Other non - cash charges 1 $ 1,259.4 $ 1,290.0 $ 1,187.3 $346.2 Adjusted EBITDA Reconciliation of GAAP Net Income to Adjusted EBITDA EBITDA is defined as earnings before operating and financing interest, income tax expense, depreciation and amortization expense . Adjusted EBITDA is defined as EBITDA further adjusted for non - cash stock - based compensation and other non - cash charges . Management uses EBITDA and Adjusted EBITDA as a measurement of operating performance and to evaluate the performance and effectiveness of operational strategies on a comparative basis with companies in our industry . Other non - cash charges includes certain nonrecurring or non - cash expenses consisting of restructuring and technology initiatives to streamline the business, the amortization of cloud implementation costs and asset impairments. 2023 further includes addbacks for a loss incurred on the early extinguishment of convertible notes outstanding and unrealized losses on interest rate swaps outstanding.

Appendix: Non - GAAP Reconciliation Corpay WEX (Unaudited) 2024 2023 2013 2025 2024 2023 2013 ($M) $1,003.7 $981.9 $284.5 $304.1 $309.6 $266.6 $149.2 Consolidated Net Income 383.0 348.6 16.5 349.5 340.0 288.8 33.7 Operating and financing interest 381.4 343.1 119.1 116.1 108.2 102.2 90.1 Income tax expense 351.0 336.6 72.7 331.1 321.3 276.2 58.2 Depreciation and amortization expense (11.5) (15.9) 0.6 - - - - Other items $2,107.6 $1,994.3 $493.4 $1,100.9 $1,079.1 $933.8 $331.2 EBITDA 116.7 116.1 26.7 100.3 112.2 127.0 9.4 Non - cash stock - based compensation 46.4 - - 58.2 98.7 126.5 5.6 Other $2,270.7 $2,110.4 $520.0 $1,259.4 $1,290.0 $1,187.3 $346.2 Adjusted EBITDA 1,003.7 981.9 $284.5 304.1 309.6 266.6 $149.2 Consolidated Net Income 383.0 348.6 16.5 349.5 340.0 288.8 33.7 Operating and financing interest - - - 0.2 26.2 (4.9) (1.0) Foreign exchange (gain)/loss $1,386.7 $1,330.5 $301.0 $653.9 $675.8 $550.5 $181.9 Net operating profit after tax (NOPAT) $9,246.6 $8,495.1 $1,543.2 $4,878.4 $5,229.2 $5,034.4 $1,550.0 Average Invested Capital 1 24.6% 24.8% 33.7% 25.8% 24.7% 23.6% 22.3% Adjusted EBITDA ROIC 15.0% 15.7% 19.5% 13.4% 12.9% 10.9% 11.7% NOPAT ROIC Reconciliation of Consolidated Net Income to ROIC measurements